EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS FIRST QUARTER LOSS

Evansville, IN (April 11, 2008) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the first quarter of 2008 were 13% lower than the same quarter last year resulting in a loss for the quarter of $0.8 million compared to a gain for the same quarter last year of $1.1 million. Earnings per share for the first quarter was a loss of $0.07 compared to a gain of $0.08 for the same quarter last year.

Revenues from the Sporting Goods business segment declined 14% in the first quarter compared to last year due to several factors. Approximately 74% of this decline relates to the Company’s mass-market retail customers who are experiencing lower than expected sell through on game room products. General market demand for game room products has been declining for several years and this decline has been accelerated in 2008 by worsening economic conditions in the United States. In response, several of the Company’s mass-market retail customers have initiated efforts to reduce their inventories and consequently buy less of the Company’s products. Sales to the Company’s largest mass-market retail customer, Sears Holdings, were down 60% and the Company will cease supplying table tennis and billiard tables to Sears Holdings in the second half of 2008; these product lines comprised 50% of total sales to Sears Holdings in fiscal 2007. Sales to specialty retailers and dealers were down 9% in the first quarter compared to the same period last year due principally to delayed production and shipment of archery bows. Based on first quarter results and early product placement information, the Company currently expects sporting goods sales for 2008 to be approximately 12% lower in 2008 compared to 2007.

Revenues from the Office Products business declined 11% in the first quarter compared to last year due in part to worsening economic conditions. Mass-market office products retailers in the United States are reporting lower sales as the economy slows, particularly in high value items such as the Company’s paper folding machines. The Company is beginning to see this same trend develop in some European countries, specifically France and Spain. Sales in Europe were also hampered by production delays on a new high security shredder which began shipping at the end of the first quarter of 2008. Some European customers withheld orders in anticipation of this new shredder product line. As a result of first quarter results, Management believes revenues from the office products business will be slightly lower in fiscal 2008 than achieved in fiscal 2007.

Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. stated: “The first quarter was very challenging because mass-market retailers were tightening inventory levels in anticipation of worsening economic conditions and production problems surfaced in some of our operations. We remain confident that our strategy of expanding into the specialty dealer channel will lessen reliance on the mass-market retail channel and provide greater profitability. Additionally, we have substantially resolved the production issues that surfaced during the first quarter and shipments are now returning to normal.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at 812/467-1334.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	3 Months Ended		12 Months Ended

	22 March 2008	24 March 2007	22 March 2008	24 March 2007

NET SALES	$29,166	$33,467	$181,275	$192,132

OPERATING EXPENSES
Cost of goods sold	20,743	22,455	129,677	138,228
Selling and administrative	9,042	8,625	38,879	39,753
Amortization	437	568	2,526	2,656

OPERATING INCOME (LOSS)	(1,056)	1,819	10,193	11,495

OTHER INCOME (EXPENSE)
Interest expense	(487)	(517)	(2,807)	(2,900)
Other income	162	64	4,089	2,204

INCOME (LOSS) BEFORE INCOME TAXES	(1,381)	1,366	11,475	10,799

PROVISION FOR INCOME TAX BENEFIT (EXPENSE)	533	(269)	(4,165)	(2,931)

NET INCOME (LOSS)	$(848)	$1,097	$7,310	$7,868

PER SHARE DATA
Basic earnings (loss) per share	$(0.07)	$0.08	$0.57	$0.60

Diluted earnings (loss) per share	$(0.07)	$0.08	$0.57	$0.60

Average shares outstanding	12,683	13,034	12,866	13,034

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	22 March 2008	24 March 2007	29 December 2007

ASSETS
Current assets	$71,704	$73,088	$70,798
Property, Plant & Equipment – net	22,200	20,673	20,391
Other assets	34,589	33,193	35,024
Goodwill	26,281	24,992	25,803

Total	$154,774	$151,946	$152,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$35,231	$35,337	$39,356
Other liabilities	30,835	33,047	20,918
Stockholders’ equity	88,708	83,562	91,742

Total	$154,774	$151,946	$152,016